EXHIBIT 99.1

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Contact:	Richard A. Lechleiter
Executive Vice President
and Chief Financial Officer
(502) 596-7734

KINDRED HEALTHCARE SELLS UNDER—PERFORMING NURSING CENTERS

Company Completes Sale of Nine Under-performing Nursing Centers and Expects to Sell

Two Additional Nursing Centers During 2007

Company also Completes Sale and Leaseback Transaction for Three Hospitals

LOUISVILLE, Ky. (February 1, 2007) – Kindred Healthcare, Inc. (“Kindred”) (NYSE:KND) today announced that it has sold nine under-performing nursing centers and expects to sell two additional nursing centers during 2007 (collectively, the “Nursing Centers”). In addition, Kindred also announced the completion of a sale and leaseback transaction with respect to three hospitals (the “Hospitals”) previously owned by Kindred.

On January 31, 2007, Kindred acquired the Nursing Centers that were previously leased in exchange for the Hospitals. In addition, Kindred paid a one-time cash payment of approximately $36 million. Kindred also amended its existing master lease with the landlord to (1) terminate the current annual rent of approximately $9.9 million on the Nursing Centers, (2) add the Hospitals to the master lease with a current annual rent of approximately $6.3 million and (3) extend the initial expiration date of the master lease until January 31, 2017 except for one hospital which will have an expiration date of January 31, 2022.

On February 1, 2007, Kindred sold nine of the Nursing Centers and expects to close on the sale of the other two remaining Nursing Centers during 2007. The Company generated approximately $74 million in proceeds from the initial sale transaction and expects to generate approximately $4 million in additional proceeds from the sale of the remaining two Nursing Centers.

The Nursing Centers, which contain 1,754 licensed beds, generated pretax losses of approximately $4 million for the year ended December 31, 2005 and $3 million for the nine months ended September 30, 2006. Kindred has accounted for the operations of the Nursing Centers as discontinued operations. Kindred expects to record a pre-tax loss of approximately $7 million to $10 million in the first quarter of 2007 relating to these divestitures.

The sale of the remaining two Nursing Centers is subject to the receipt of required approvals and the satisfaction of other customary conditions to closing.

Paul J. Diaz, President and Chief Executive Officer of Kindred, remarked “We are pleased to have completed these transaction, including the disposition of these under-performing nursing centers. These transactions have further repositioned our nursing center portfolio to eliminate unprofitable operations and allow us to focus our efforts on improving our operations going forward.”

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Kindred’s expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “will,” “intend,” “may” and other similar expressions, are forward-looking statements.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from Kindred’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which Kindred is unable to predict or control, that may cause Kindred’s actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in Kindred’s filings with the Securities and Exchange Commission.

In addition to the factors set forth above, other factors that may affect Kindred’s plans or results include, without limitation, (a) Kindred’s ability to operate pursuant to the terms of its debt obligations and its master leases with Ventas, Inc.; (b) Kindred’s ability to meet its rental and debt service obligations; (c) Kindred’s and AmerisourceBergen Corporation’s ability to complete the proposed merger of their respective institutional pharmacy operations, including the receipt of all required regulatory approvals and the satisfaction of other closing conditions to the proposed transaction; (d) adverse developments with respect to Kindred’s results of operations or liquidity; (e) Kindred’s ability to attract and retain key executives and other healthcare personnel; (f) increased operating costs due to shortages in qualified nurses, therapists and other healthcare personnel; (g) the effects of healthcare reform and government regulations, interpretation of regulations and changes in the nature and enforcement of regulations governing the healthcare industry; (h) changes in the reimbursement rates or methods of payment from third party payors, including the Medicare and Medicaid programs, changes arising from and related to the Medicare prospective payment system for long-term acute care hospitals, including the final Medicare payment rules issued in May 2006, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, and changes in Medicare and Medicaid reimbursements for Kindred’s nursing centers; (i) national and regional economic conditions, including their effect on the availability and cost of labor, materials and other services; (j) Kindred’s ability to control costs, including labor and employee benefit costs; (k) Kindred’s ability to successfully pursue its development activities and successfully integrate new operations, including the realization of anticipated revenues, economies of scale, cost savings and productivity gains associated with such operations; (l) the increase in the costs of defending and insuring against alleged professional liability claims and Kindred’s ability to predict the estimated costs related to such claims; (m) Kindred’s ability to successfully reduce (by divestiture of operations or otherwise) its exposure to professional liability claims; (n) Kindred’s ability to successfully dispose of unprofitable facilities; and (o) Kindred’s ability to ensure and maintain an effective system of internal controls over financial reporting. Many of these factors are beyond Kindred’s control. Kindred cautions investors that any forward-looking statements made by Kindred are not guarantees of future performance. Kindred disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

About Kindred Healthcare

Kindred Healthcare, Inc. (NYSE:KND), is a Fortune 500 healthcare services company, based in Louisville, Kentucky, with annualized revenues of $4.3 billion that provides services in over 500 locations in 39 states. Kindred, through its subsidiaries, operates long-term acute care hospitals, skilled nursing centers, institutional pharmacies and a contract rehabilitation services business, Peoplefirst Rehabilitation Services, across the United States. Kindred’s 55,000 employees are committed to providing high quality patient care and outstanding customer service to become the most trusted and respected provider of healthcare services in every community we serve. For more information, go to www.kindredhealthcare.com